UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                                 SEC FILE NUMBER
                                                                         1-14082

                           NOTIFICATION OF LATE FILING

(CHECK ONE):     [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K   [X] Form 10-Q
                 [ ] Form N-SAR

            For Period Ended: First Quarter Ended September 30, 1999

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR
               For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full name of Registrant:

               Smart Choice Automotive Group, Inc.
               5200 S. Washington Avenue
-----------------------------------------------------------
(Address of Principal Executive Office) (Street and Number)


Titusville, Florida 32780
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(City, State and Zip Code)


PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort. or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to file its report on Form 10-Q for the quarter ended September 30, 1999 within the prescribed time period due to a delay in the completion of its financial statements for the quarterly period. Such delays have been caused by the recent sales of two discontinued business segments during the third quarter and subsequent to the third quarter and the related discontinued business accounting disclosures. The two business segments are:

        Eckler's - sale completed August 26, 1999
        New Car Stores - transaction closed November 11, 1999

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Robert J. Downing                         (407) 269-0834
-------------------------             ----------------------------
         (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                              [X] Yes   [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes   [ ]  No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Smart Choice Automotive Group, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      November 15, 1999        By: /s/ ROBERT J. DOWNING
                                        ----------------------------
                                            Robert J. Downing
                                           Chief Legal Officer